                                                                     EXHIBIT 4.3



                             PHOENIX NETWORK, INC.

          ____________________________________________________________

                            SERIES F PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT
          ____________________________________________________________


                                OCTOBER 20, 1995

                               TABLE OF CONTENTS

                                                                                                         PAGE
SECTION 1 - PURCHASE AND SALE OF SERIES F PREFERRED STOCK AND WARRANTS  . . . . . . . . . . . . . . . . .   1.
         1.1     Commitment to Purchase Series F Preferred  . . . . . . . . . . . . . . . . . . . . . . .   1.
         1.2     Commitment to Purchase Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.

SECTION 2 - CLOSING DATE; DELIVERY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.
         2.1     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.
         2.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.
         2.3     Additional Closings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . .   2.
         3.1     Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.
         3.2     Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.
         3.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.
         3.4     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.
         3.5     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.
         3.6     Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.
         3.7     Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.
         3.8     Other Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   4.

SECTION 4 - INVESTMENT REPRESENTATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.
         4.1     Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.
         4.2     Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.
         4.3     Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.
         4.4     Access to Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.
         4.5     Investor Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.

SECTION 5 - CONDITIONS TO PURCHASERS' OBLIGATIONS AT CLOSING  . . . . . . . . . . . . . . . . . . . . . .   6.
         5.1     Representations and Warranties Correct . . . . . . . . . . . . . . . . . . . . . . . . .   6.
         5.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.
         5.3     Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.
         5.5     Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.
         5.6     Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.
         5.7     Consents and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.
         5.8     No Material Judgment or Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.
         5.9     Certificate of Designation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.
         5.10    Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7.

SECTION 6 - CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . .   8.
         6.1     Representations Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.
         6.2     No Material Judgment or Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.

         6.3     Stockholders Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.

SECTION 7 - CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.
         7.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.

SECTION 8 - REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.
         8.1     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8.
         8.2     Demand Registration and Dividend Registration  . . . . . . . . . . . . . . . . . . . . .   9.
         8.3     Registration of Dividend Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.
         8.4     Further Limitations on Registrations . . . . . . . . . . . . . . . . . . . . . . . . . .  11.
         8.5     Piggyback Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.
         8.6     Expenses of Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12.
         8.7     Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12.
         8.8     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13.
         8.9     Information by Holder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14.
         8.10    Transfer of Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14.

SECTION 9 - POST-CLOSING COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15.
         9.1     Reserve Sufficient Shares for the Conversion Shares and Warrant Shares . . . . . . . . .  15.
         9.2     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15.

SECTION 10 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16.
         10.1    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16.
         10.2    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16.
         10.3    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16.
         10.4    Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16.
         10.5    Effect of Amendment or Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.
         10.6    Rights of Purchasers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.
         10.7    Exculpation Among Purchasers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.
         10.8    Notices, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.
         10.9    Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18.
         10.10   State Corporate Securities Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18.
         10.11   Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18.
         10.12   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18.
         10.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19.
         10.14   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19.

                             PHOENIX NETWORK, INC.
                            SERIES F PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT



         THIS SERIES F PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT ("Agreement") is made as of October 20, 1995, by and among PHOENIX NETWORK, INC., a Delaware corporation (the "Company"), and the investors listed on the Schedule of Purchasers attached hereto as Exhibit A (the "Purchasers").

         In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

                                   SECTION 1

           PURCHASE AND SALE OF SERIES F PREFERRED STOCK AND WARRANTS

         1.1 COMMITMENT TO PURCHASE SERIES F PREFERRED. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Company, the number of shares (collectively, the "Shares") of Series F Preferred Stock, par value $0.01 per share, of the Company (the "Series F Preferred"), specified opposite such Purchaser's name on the Schedule of Purchasers attached hereto as Exhibit A, for the cash purchase price of Ten Dollars ($10.00) per share.

         1.2 COMMITMENT TO PURCHASE WARRANTS. The Company agrees to issue and sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase a warrant (collectively, the "Warrants"), substantially in the form attached hereto as Exhibit B, to purchase the number of shares of common stock of the Company, par value $.001 per share (the "Common Stock"), set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto as Exhibit A at a purchase price of $0.01 per share. The exercise price of each Warrant shall be $3.00 per share of Common Stock represented by such Warrant, as adjusted pursuant to the terms of such Warrant.

                                   SECTION 2

                             CLOSING DATE; DELIVERY

         2.1 CLOSING DATE. The closing for the purchase and sale of the Shares and the Warrants (the "Closing") shall be held at the offices of Cooley Godward Castro Huddleson & Tatum, One Maritime Plaza, Suite 2000, San Francisco, California on October 20, 1995 at





                                       1.

10:00 a.m., or at such other time and place as the Company and a majority in interest of the Purchasers mutually agree (the "Closing Date").

         2.2 CLOSING. At the Closing, the Company will deliver to each Purchaser certificates registered in the name of such Purchaser or its designee representing the number of Shares purchased by such Purchaser and a Warrant to purchase the number of shares of Common Stock set forth opposite such Purchaser's name in the Schedule of Purchasers attached hereto as Exhibit A, against payment of the applicable purchase price therefor in the amount specified in the Schedule of Purchasers by check or wire transfer payable to the order of the Company.

         2.3 ADDITIONAL CLOSINGS. If less than all of the authorized shares of Series F Preferred are purchased at the Closing, the Company may, at any time until thirty (30) days after the Closing, sell and issue the balance of the authorized but unissued Series F Preferred, under purchase agreements substantially similar to this Agreement, at an additional closing or closings (hereinafter the "Additional Closing") at the same price per share as the Series F Preferred purchased and sold at the Closing. The purchasers of such remaining Series F Preferred shall be deemed "Purchasers" and such shares of Series F Preferred purchased by them shall be deemed "Series F Preferred" for the purposes of this Agreement. The Additional Closings of the purchase and sale of the Series F Preferred hereunder shall take place at such time and place as the Company and the additional Purchasers may agree. In the event that Additional Closings pursuant to this Agreement occur, the term "Closing" with respect to such later sales of Series F Preferred shall refer to such later closing or closings and the term "Closing Date" shall refer to the date on which each such closing or Closings occur.

                                   SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each Purchaser as follows:

         3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

         3.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and the Warrants, to perform its obligations under the terms of this Agreement and the Warrants and to issue and sell the Shares, the shares of Common Stock issuable upon conversion of the Shares (the "Conversion Shares"), the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares").

         3.3 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock of which 14,246,954 shares are issued and outstanding





                                       2.

as of the date hereof, and (ii) 5,000,000 shares of Preferred Stock consisting of 300,000 authorized shares of Series A Preferred Stock of which 101,750 shares are issued and outstanding, 200,000 authorized shares of Series B Preferred Stock of which 126,250 shares are issued and outstanding, 1,000,000 authorized shares of Series C Preferred Stock of which 1,000,000 shares are issued and outstanding, 666,666 shares of Series D Preferred Stock of which 333,333 shares are issued and outstanding, 100,000 authorized shares of Series E Preferred Stock of which 55,893 shares are issued and outstanding and 1,200,000 authorized shares of Series F Preferred Stock, _________ of which will be issued and outstanding immediately after the Closing. Each share of Series A Preferred Stock is convertible into 4.132 shares of Common Stock, subject to certain antidilution provisions; each share of Series B Preferred Stock is convertible into 6.667 shares of Common Stock, subject to certain antidilution provisions; each share of Series C Preferred Stock is convertible into two shares of Common Stock; each share of Series D Preferred is convertible into one share of Common Stock and each share of Series E Preferred Stock is convertible into four shares of Common Stock. All of the issued and outstanding capital stock of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Preferred Stock, the Warrants and as set forth on Schedule 3.3 hereto, there are no options, warrants, calls, subscriptions, conversion or other rights or agreements obligating the Company to issue any shares of its capital stock or any other securities. All of the outstanding shares of Common Stock (and options and warrants to purchase Common Stock), Preferred Stock and other outstanding securities of the Company have been duly and validly issued in compliance with federal and state securities laws.

         3.4 AUTHORIZATION. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (including the authorization, sale and issuance of the Shares, the Conversion Shares, the Warrants and the Warrant Shares) and the adoption, execution and filing of the Certificate of Designations for the Series F Preferred with the Secretary of State of the State of Delaware, in the form of Exhibit C hereto (the "Certificate of Designations"), have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company.
This Agreement is, and the Warrants upon execution and delivery will be, the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to enforceability as to laws of general application relating to bankruptcy, insolvency, the relief of debtors and to general principles of equity. The Shares, the Conversion Shares and the Warrant Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens, claims or encumbrances; provided, however, that the Shares, the Conversion Shares and the Warrant Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. Neither the issuance, sale or delivery of the Shares or the Warrants nor the issuance or delivery of the Conversion Shares or the Warrant Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person.

         3.5 DISCLOSURE. The Company has previously delivered to each of the Purchasers documents and other communications and information related to the business of the Company. These documents have been prepared by the management of the Company in a good faith effort





                                       3.

to describe the Company's business and markets. None of such documents, nor any representation or warranty by the Company contained in this Agreement, nor any other statement or certificate furnished or to be furnished to the Purchasers pursuant hereto or in connection with the transactions contemplated hereby by the Company (when read together) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made; except that no representation whatsoever is made with respect to any projections that have been or may be presented to any Purchaser.

         3.6 VIOLATIONS. The Company is not in violation of, has not been charged with violating, nor to the best of the Company's knowledge, is it under investigation with respect to a possible violation of, any federal, state, local or foreign law, statute, rule, governmental regulation, or order, relating to the business and operations of the Company, to the extent such violation would have a material adverse effect on the Company's business or operations.

         3.7 CONFLICTS. The execution and delivery of this Agreement and the other documents to be executed and delivered in connection herewith do not, and the fulfillment and compliance by the Company with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby (including the issuance of the Shares, the Warrants, the Conversion Shares and the Warrant Shares (collectively the "Securities")) will not (i) conflict with any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Company; (ii) violate any provisions of, or require any consent, authorization or approval under, any law, rule or regulation or any judicial decision, order, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, the Company; (iii) violate, result in a breach of, or constitute a default under any of the terms, conditions or provisions of any document, agreement or other instrument to which the Company is a party or by which it or its properties are bound; or
(iv) result in the creation of any tax, charge, lien or encumbrance of any kind whatsoever on any of the properties or assets of the Company.

         3.8     OTHER REPRESENTATIONS AND WARRANTIES.

                 (a) The Company has filed all federal income tax returns and all other federal and state tax returns which are required to have been filed and has paid all taxes which are required to have been paid. The Company has not been advised that any federal income tax returns of the Company have been, or will be, examined or audited by the Internal Revenue Service.

                 (b) The Company is not in default or alleged default under any lease, license, contract or agreement to which the Company is a party or by which the Company is bound, to the extent such default would have a material adverse effect on the Company's business or operations.

                 (c) The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental body or entity, and the Company has complied with all laws, rules, regulations and orders which are applicable to the Company or its business





                                       4.

as presently conducted, to the extent any such default or noncompliance would have a material adverse effect on the Company's business or operations. The Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and proposed to be conducted. To the best of the Company's knowledge, there is no existing law, rule, regulation or order, and the Company after due inquiry is not aware of any proposed law, rule, regulation or order, whether federal or state, which would prohibit or restrict the Company from or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

                 (d) Except as set forth in Schedule 3.8(d) attached hereto, no litigation, proceedings, investigations, arbitrations or claims are pending or, to the best knowledge of the Company, threatened against the Company, its officers or directors, or any of the Company's assets or properties, or which question the validity of this Agreement or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and the Company does not know of any basis for any such litigation, proceedings, investigations, arbitrations or claims.

                 (e) For at least the past twenty-four (24) months, the Company has filed all proxy statements, schedules and reports required to be filed by it with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of such reports when filed contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading, except to the extent any such report was corrected by a subsequently filed report. The Company has delivered to the Purchasers true, complete and accurate copies of all Forms 10-K and 10-Q.

                 (f) Assuming the truth and accuracy of certain representations and warranties of the Purchasers contained herein, the issuance of the Shares and the Warrants by the Company to the Purchasers complies with all federal and state securities laws and is not required to be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any other state or federal securities laws.

                                   SECTION 4

                           INVESTMENT REPRESENTATION

         Each Purchaser hereby represents and warrants (with respect to itself only) to the Company as follows:

         4.1 EXPERIENCE. Purchaser is experienced in evaluating and investing in companies such as the Company.

         4.2 INVESTMENT. Purchaser is acquiring the Shares and the Warrants for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing any of the Securities in any





                                       5.

transaction that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all or any part of said Securities pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or under an exemption from such registration available under the Securities Act and applicable state securities laws. Purchaser understands that the Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

         4.3 RULE 144. Purchaser acknowledges that, because they have not been registered under the Securities Act, the Securities may not be sold or transferred unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities of the Company, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations (unless the sale is within the requirements of Rule 144(k)).

         4.4 ACCESS TO DATA. Purchaser has been furnished with such materials and has been given access to such information relating to the Company as it or its professional advisor has requested and it has been afforded the opportunity to ask questions regarding the Company and the Shares and Warrants, all as it has found necessary to make an informed investment decision.

         4.5 INVESTOR STATUS. Purchaser is either an "accredited investor" within the meaning of Rule 501(a) of Regulation D as promulgated under the Securities Act, or by reason of its business or financial experience, or the business or financial experience of its professional advisor, it has the capacity to protect its own interests in connection with this transaction, and is able to bear the economic risk of losing its entire investment in the Shares and the Warrants.

                                   SECTION 5

                CONDITIONS TO PURCHASERS' OBLIGATIONS AT CLOSING

         The obligation of each Purchaser to purchase the Shares and the Warrants at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions to the extent not waived by each
Purchaser:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true, correct and complete when made, and shall be true, correct and complete on the Closing Date with same force and effect as if made on and as of the Closing Date.





                                       6.

         5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

         5.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate, executed by the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

         5.4 OPINION OF COUNSEL. The Purchasers shall have received an opinion of Cooley Godward Castro Huddleson & Tatum in substantially the form of Exhibit C attached hereto.

         5.5 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         5.6 LAWS AND REGULATIONS. At the Closing, the purchase of the Shares and the Warrants to be purchased by such Purchaser hereunder (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation of which the Company or a Purchaser is aware,
(ii) shall not subject such Purchaser to any penalty, or in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation and (iii) shall be permitted by the laws and regulations of the jurisdictions to which such Purchaser is subject.

         5.7 CONSENTS AND PERMITS. The Company shall have obtained all consents, permits and authorizations, and made all filings and declarations required in connection with the performance by the Company of the transactions to be performed at or prior to the time of Closing by the Company pursuant to this Agreement.

         5.8 NO MATERIAL JUDGMENT OR ORDER. There shall not be any judgment or order of a court or competent jurisdiction or any ruling of any governmental agency which would prohibit the sale or issuance of the Shares and the Warrants or subject the Company or such Purchaser to any material penalty in the event of the sale or issuance of the Shares and the Warrants.

         5.9 CERTIFICATE OF DESIGNATION. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware.

         5.10 STOCKHOLDERS AGREEMENT. The Stockholders Agreement shall have been executed by the Company and each Purchaser.





                                       7.

                                   SECTION 6

                 CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING

         The Company's obligation to sell the Shares and the Warrants at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions to the extent not waived by the Company:

         6.1 REPRESENTATIONS CORRECT. The representations made by each Purchaser in Section 4 hereof shall be true, correct and complete when made, and shall be true, correct and complete on the Closing Date with the same force and effect as if made on and as of the Closing Date.

         6.2 NO MATERIAL JUDGMENT OR ORDER. There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any governmental agency which would prohibit the sale or issuance of the Shares or the Warrants or subject the Company or any Purchaser to any material penalty in the event of the sale or issuance of the Shares or the Warrants.

         6.3 STOCKHOLDERS AGREEMENT. The Stockholders Agreement shall have been executed by each Purchaser.

                                   SECTION 7

                                CONFIDENTIALITY

         7.1 CONFIDENTIALITY. Each Purchaser agrees that, except as required by law or regulation or legal or judicial process upon the advice of counsel, he or it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information (which information shall be so identified at the time of disclosure thereof to each Purchaser) that such Purchaser has obtained in connection with this investment or may obtain after the date hereof relating to the Company unless such information is or becomes publicly known or unless the Company gives its written consent to the Purchaser's release of such information, except that no such written consent shall be required (and Purchaser shall be free to release such information) if such information is to be provided to Purchaser's lawyer, accountant, or to an officer, director or partner of a Purchaser, provided that the Purchaser shall inform the recipient of the confidential nature of such information, and shall cause the recipient to treat the information as confidential.


                                   SECTION 8

                              REGISTRATION RIGHTS

         8.1 CERTAIN DEFINITIONS. As used in this Section 8, the following terms shall have the following respective meanings:





                                       8.

                 "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                 "HOLDER" shall mean any holder of outstanding Shares or Warrants or Registrable Securities.

                 The terms "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

                 "REGISTRABLE SECURITIES" means shares of the Company's Common Stock (i) issued or issuable pursuant to the conversion of the Shares or exercise of the Warrants or (ii) issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the Shares, the Warrant Shares or such Common Stock, excluding in all cases, however (including exclusion from the calculation of the number of outstanding Registrable Securities), any Registrable Securities sold by a person in a transaction registered under the Securities Act or a transaction pursuant to Rule 144, in which his rights under this Section 8 are not transferred.

                 "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 8.2 hereof, including, without limitation, all registration and filing fees, transfer taxes, fees of transfer agents and registrars, fees and expenses of compliance with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company, its independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by the Company.

                 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                 "SELLING EXPENSES" shall mean any fees of counsel for the Holder, and all underwriting discounts and selling commissions applicable to the sale of such Registrable Securities.

         8.2     DEMAND REGISTRATION AND DIVIDEND REGISTRATION.

                 (a) If at any time after six (6) months from the date hereof, Holders in excess of fifty percent (50%) of the Registrable Securities (an "Initiating Holder") request (a "Request") in writing that the Company effect a registration, the Company will:

                          (1)     give written notice of the proposed
registration to all other Holders within ten (10) days after a Request; and





                                       9.

                          (2)     use its best efforts to effect as soon as
practicable (but in no event later than sixty (60) days after the Request), such registration (including, without limitation causing a registration statement with respect thereto to be declared effective and obtaining appropriate qualifications under blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company;

                 provided, however, that the Company shall not be obligated to take any action to effect any such registration (or any related qualification or compliance) pursuant to this Section 8.2(a):

                               (i)         in any particular jurisdiction in
which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                              (ii)         if prior to receiving the Request,
the Board of Directors had determined to effect a registered underwritten public offering of the Company's securities for the Company's account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence and in good faith to effect such offering, in which case the Company may defer the filing (but not the preparation) of a registration statement for the requested registration and any required qualification or compliance in connection therewith for a period of ninety (90) days after the effective date of the Company's registration statement, provided, however, a deferral for effecting a registration pursuant to this Section 8.2(a)(ii) shall be lifted, and the requested registration shall be effected, if the proposed registration for the Company's account is abandoned; or

                             (iii)         after the Company has effected three
registrations pursuant to this Section 8.2(a), and each such registration has been declared or ordered effective and no stop order, injunction, or other order is issued interfering with such registration.

                 Subject to the foregoing clauses (i) through (iii), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable (but in no event later than thirty (30) days) after receipt of a Request.

                 (b) The Company may require, as a condition precedent to its obligations under this Section 8.2, that all Holders participating in a registration effected pursuant to this Section 8.2 so participate through a single broker reasonably satisfactory to the Company.





                                      10.

                 (c) The Company may include securities for its own account (or for the account of other stockholders) in such registration if the number of Registrable Securities that would otherwise have been included by the Holders in such registration and underwriting will not thereby be limited.

         8.3 REGISTRATION OF DIVIDEND SHARES. No later than ten (10) days prior to the payment of a dividend to holders of Series F Preferred in shares of the Company's Common Stock (a "Dividend Payment Date"), the Company shall effect a registration (including, without limitation causing a registration statement with respect thereto to be declared effective and obtaining appropriate qualification under blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other government requirements or regulations) to permit and facilitate the distribution of any and all of the shares of Common Stock to be distributed on such Dividend Payment Date.

         8.4 FURTHER LIMITATIONS ON REGISTRATIONS. All Holders proposing to distribute their securities through an underwriting effected pursuant to
Section 8.2 shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding Section 8.2(a), if the Company and the underwriter determine that marketing factors require a limitation of the number of shares to be underwritten in an offering pursuant to Section 8.2(a), the underwriter may exclude some or all Registrable Securities from any such registration and underwriting. In such case, the Company shall so advise all Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting), and the number of shares of Registrable Securities that may be included in such registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from any underwriting pursuant to Section 8.2(a) by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting as a result of any such limitation imposed by such underwriter, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.

         8.5     PIGGYBACK REGISTRATION.

                 (a) If, at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders





                                      11.

exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future or a registration on Form S-4 or similar forms which may be promulgated in the future relating solely to Commission Rule 145 or a similar transaction, the Company will (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws) and
(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities of such Holders as specified in a written request or requests made within twenty (20) days after receipt of such written notice from the Company.

                 (b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so indicate in the notice given pursuant to Section 8.5(a). In such event the right of any Holder to registration pursuant to this Section 8.5 shall be conditioned upon such Holder's agreeing to participate in such underwriting and in the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or by other holders exercising any demand registration rights. Notwithstanding any other provision of this Section 8.5, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities or other securities from such registration and underwriting (hereinafter an "Underwriter Cutback"). In the event of an Underwriter Cutback, the Company shall so advise all Holders and the other holders distributing their securities through such underwriting, and the number of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all holders thereof (including those holders who are exercising their demand registration rights) on the basis that the holders who are not Holders shall be cut back before any cutback of Holders. If the limitation determined by the underwriter requires a cut-back of the Holders, then the number of shares that may be included in the Registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of securities entitled to inclusion in such registration held by such Holders at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         8.6 EXPENSES OF REGISTRATION. All Registration Expenses shall be borne by the Company and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.

         8.7 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to Sections 8.2,
8.3 or 8.5, the Company will keep each Holder advised in writing as to the initiation of each registration (and any related





                                      12.

qualification and compliance) and as to the completion thereof. At its expense the Company will use its best efforts to:

                 (a) Keep such registration (and any related qualification or compliance) effective for a period of ninety (90) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

                 (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

         8.8     INDEMNIFICATION.

                 (a) The Company will indemnify each Holder, each of its officers, directors, partners and legal counsel, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to Sections 8.2, 8.3 or 8.5, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related registration statement, notification or the like) incident to any such registration (or related qualification or compliance) or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration (or related qualification or compliance), and will reimburse each such Holder, each of its officers, directors, partners and legal counsel, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

                 (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration (or related qualification or compliance) is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a registration statement (or related qualification or compliance), each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors, and partners and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other similar document (or





                                      13.

related qualification or compliance documents), or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein.

                 (c)      Each party entitled to indemnification under this
Section 8.8 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 8.8 only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         8.9 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration (or related qualification or compliance) referred to in this Section 8.

         8.10 TRANSFER OF REGISTRATION RIGHTS. The rights granted under Sections 8.2, 8.3 and 8.5 may be assigned or otherwise conveyed by any Holder to its stockholders, partners or former partners (or their estates), or to any transferee who acquires shares of Registrable Securities; provided in each case, that the Company is given written notice by such transferee at the time of or within a reasonable time after said transfer, stating the name and address of said transferee and said transferee's agreement to be bound by the provisions of Section 8 of this Agreement.





                                      14.

                                   SECTION 9

                     POST-CLOSING COVENANTS OF THE COMPANY

         9.1 RESERVE SUFFICIENT SHARES FOR THE CONVERSION SHARES AND WARRANT SHARES. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series F Preferred and the exercise of the Warrants and otherwise complying with the terms of this Agreement, the Warrants and the Certificate of Designations, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Series F Preferred and the exercise of the Warrants from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series F Preferred and the exercise of the Warrants or otherwise to comply with the terms of this Agreement, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such numbers of shares as shall be sufficient for such purposes. The Company agrees to obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Series F Preferred or exercise of the Warrants or the issuance of the Dividend Shares.

         9.2 NEGATIVE COVENANTS. So long as 240,000 shares of Registrable Securities are outstanding, the Company agrees that it will not take any of the following actions set forth below without the consent of each of the Series F Directors (as defined in the Stockholders Agreement); provided, however, if such directorships remain vacant for a period of 30 days following notice of such vacancy to the holders of the Registrable Securities, then no consent shall be required.

                 (a) LIMITATION ON ADDITIONAL INDEBTEDNESS. The Company will not and will not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (as hereinafter defined); provided, however, that the Company may incur up to an aggregate of Twenty Million Dollars ($20,000,000) in Indebtedness. "Indebtedness" means (i) any liability of the Company or any subsidiary (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit or a similar instrument, (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (3) for the balance deferred and unpaid of the purchase price for any property (except for any such balance that constitutes a trade payable in the ordinary course of business), or (4) for the payment of money relating to a lease that is required to be classified as a capital lease obligation in accordance with GAAP; and (ii) any liability of others described in clause (i) that the Company or any subsidiary has guaranteed, that is recourse to the Company or any subsidiary or that is otherwise the legal liability of the Company or any subsidiary.

                 (b) LIMITATION ON SENIOR PREFERRED STOCK; PARI PASSU STOCK; REDEEMABLE STOCK. The Company will not issue any Preferred Stock that ranks prior to or on a parity with





                                      15.

the Series F Preferred as to dividends or upon liquidation, dissolution or winding up of the Company, and the Company will not issue or permit any subsidiary to issue any redeemable capital stock.

                 (c) LIMITATION ON REPURCHASE. Except as contemplated hereby, the Company will not, and will not permit any subsidiary to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any of the Company's subsidiaries, other than capital stock that is acquired pursuant to an employee stock repurchase program or other employee stock repurchase rights held by the Company.

                 (d) LIMITATIONS ON ACQUISITIONS, MERGER OR SALE OF SUBSTANTIALLY ALL ASSETS. The Company shall not and shall not permit any subsidiary to acquire all or substantially all of the assets or capital stock or voting securities of, or equity interests in, any other Person or to consolidate with, merge with or into, or transfer, directly or indirectly by lease, assignment, sale or otherwise, all or substantially all of its assets, in one transaction or a series of related transactions to, any Person or to enter into any agreement to do any of the foregoing. Notwithstanding the foregoing, the consent of the Series F Directors shall not be required in (i) any acquisition of assets with an aggregate purchase price of less than $500,000 provided such acquisition is not part of a series of transactions which would require consent hereunder or (ii) any transaction where the holders of Series F Preferred receive securities of the acquiring corporation with substantially identical terms to the Series F Preferred outstanding immediately prior to the completion of the transaction. "Person" as used herein shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any affiliate group of the foregoing.

                                   SECTION 10

                                 MISCELLANEOUS

         10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California.

         10.2 SURVIVAL. The representations, warranties, covenants and agreements made by the parties herein shall survive any investigation made by any Purchaser or the Company and shall survive the closing of the transactions contemplated hereby indefinitely.

         10.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         10.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be





                                      16.

amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of at least sixty-six and two third percent (66 2/3%) in interest of the of the outstanding Registrable Securities (including shares of Common Stock issuable upon conversion of the Shares or exercise of the Warrants). Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

         10.5 EFFECT OF AMENDMENT OR WAIVER. Each Purchaser acknowledges that by the operation of Section 10.4 hereof the holders of at least sixty-six and two thirds percent (66 2/3%) in interest of the outstanding Registrable Securities (including shares of Common Stock issuable upon conversion of the Shares or exercise of the Warrants) will have the right and power to diminish or eliminate all rights of such Purchaser under this Agreement.

         10.6 RIGHTS OF PURCHASERS. Each holder of the Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement or such Securities, including without limitation the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and such holder shall not incur any liability to any other holder or holders of Securities with respect to exercising or refraining from exercising any such right or rights.

         10.7 EXCULPATION AMONG PURCHASERS. Except as set forth in Section 4.5, each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling person, officers, directors, partners, agents, or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares.

         10.8 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be effective five (5) days after mailed by first-class, registered, or certified mail, postage prepaid, or upon delivery if delivered by hand or by messenger or a courier delivery service or upon confirmation of receipt thereof if sent by facsimile or other similar transmission, addressed (a) if to a Purchaser, at such Purchaser's address set forth in the Schedule of Purchasers, or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Securities, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Securities who has so furnished an address to the Company, or (c) if to the Company, (i) at the address set forth below or at such other address as the Company shall have furnished to each Purchaser and each such other holder in writing and (ii) with a copy to David R. Lee, Cooley Godward Castro Huddleson & Tatum, One Maritime Plaza, Suite 2000, San Francisco, California 94111.





                                      17.

         10.9 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any Securities, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         10.10 STATE CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED OR REGISTERED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA NOR WITH THE APPLICABLE AUTHORITIES OF ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR REGISTRATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION OR REGISTRATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY AND NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION OR REGISTRATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION OR REGISTRATION BEING AVAILABLE.

         10.11 FINDERS' FEES. Each party represents that it has not retained the services of any finder or broker, and that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible. Each party will indemnify the others for damages resulting from claims arising from the non-payment or reporting of any brokers' or finders' fees that should have been paid or reported by such party hereunder.

         10.12 EXPENSES. Except where expressly provided otherwise, the Company and each Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.





                                      18.

         10.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         10.14 SEVERABILITY. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.





                                      19.

         The foregoing Series F Preferred Stock and Warrant Purchase Agreement is hereby executed as of the date first above written.



PHOENIX NETWORK, INC.                           PURCHASER:


                                                -------------------------------



By:                                             By:
   ---------------------------------------         ----------------------------
         Wallace M. Hammond
         President and
         Chief Executive Officer

ADDRESS:

         550 California Street, 11th Floor
         San Francisco, CA  94104





                                      20.